China Organic Announces Milestone Order from China's Fourth Largest Supermarket Chain

Company's Certified Organic Rice Products to be Sold at Suguo's 1,600 Supermarket Locations In Major Urban Centers Across China

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, has announced today that the Company has reached a milestone agreement with Nanjing Suguo Supermarket. The agreement is consistent with the Company's stated strategic initiative to expand market share by gaining new partnerships with major supermarket retail partners in China and other emerging economies in Asia.

To view a multimedia presentation on China Organic Agriculture, please click here: http://www.trilogy-capital.com/content/cnoa/video/cnoa_intro.html.

Suguo is considered the fourth largest supermarket chain in China with annual sales reaching $3 billion, 70% of those revenues are derived from agricultural and related items such as China Organic's ErMaPao rice products. Suguo currently operates more than 1,600 locations, with plans in lace to expand to several hundred more. Suguo accounts for approximately 50% of the market share in China's Nanjing City of Jiansu Province.

"We are very pleased to announce our latest partnership with one the highest-grossing supermarket chains in China," said Jian Lin, Chief Executive Officer of China Organic Agriculture. "While most American investors may not have heard of Suguo, they are among the most well-known and trusted supermarket chains in our nation. We confident that this partnership will be a significant driver of shareholder value well into the future."

According to the agreement, Nanjing Suguo supermarket will become one of China Organic's authorized retailers in the supermarket chain store industry directly, selling "ErMaPao" award-winning series of products.

The Company is firmly committed to expanding operations and increasing earnings and has already set in motion several initiatives to expand capacity and extend its reach into other fast-growing economies in Asia. Due to partnerships such as with Suguo, China Organic has posted approximately 100% growth for the trailing four years.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. COA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

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COA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of COA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

China Organic has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

China Organics has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/coa/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's

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operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com